Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
Vice President, Treasury and Investor Relations	Senior Director, Corporate Marketing and Communications
(702) 584-7995	(702) 584-7742

BALLY TECHNOLOGIES, INC. ANNOUNCES NEW $300 MILLION SHARE REPURCHASE AUTHORIZATION AND $150 MILLION ACCELERATED SHARE BUYBACK; INCREASES CREDIT FACILITY BY $400 MILLION

•      AMENDS CREDIT FACILITY TERMS TO PROVIDE INCREMENTAL FINANCIAL FLEXIBILITY

•      EXTENDS MATURITY OF CREDIT FACILITY BY TWO YEARS TO APRIL 2018

LAS VEGAS, April 24, 2013 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino-management, interactive applications, and networked and server-based systems for the global gaming industry, today announced the Company’s Board of Directors authorized a new $300 million share repurchase program, replacing the existing $150 million program under which the Company had purchased approximately $63 million of common stock.  The Company is entering into an accelerated share buyback agreement with JPMorgan Chase Bank, NA on April 24, 2013 under which it will purchase up to $150 million worth of stock under the new share repurchase program.

The Company also announced it has increased the existing credit facility by $400 million, to a total of $1.1 billion, and extended the maturity of the facility to April 2018.

“We are extremely pleased with the terms of our amended credit facility and with the additional capital raised,” said the Company’s Chief Financial Officer Neil Davidson.  “Our increased revolver capacity and modest leverage provide Bally with ample liquidity to fund additional share repurchases and potential acquisitions, as well as make further investments in our business.  After funding the accelerated share buyback, we will have undrawn revolver capacity of approximately $435 million.”

Key aspects of the amendment are as follows:

•           Improved leveraged-based pricing grid whereby the total leverage ratio for each applicable rate and undrawn fee tier was increased by 0.25 turns;

•           Maximum total leverage ratio to be 3.5 turns for the life of the facility;

•           No limitations on restricted payments (which includes share repurchases) provided the Company’s Maximum Leverage Ratio is under 2.75 turns and $150 million per year if above; and

Under the terms of the accelerated share buyback agreement, the Company will pay JP Morgan Chase Bank, NA $150 million on or about April 26, 2013 and will receive the initial delivery of approximately 2.5 million shares, representing a substantial majority of the shares expected to be repurchased over the course of the accelerated share buyback.  The total number of shares ultimately repurchased under the agreement will be determined based on the daily volume-weighted average share price of Bally’s common stock during the repurchase period less a discount.  The Company will fund the accelerated share buyback with borrowings under its revolving credit facility and excess cash on hand.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced technology-based gaming devices and systems worldwide, as well as interactive and mobile solutions.  Bally’s product line includes reel-spinning slot machines, video slot machines, wide-area progressives, and Class II, lottery, and central determination games and platforms.  Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions.  Additional Company information, including the Company’s investor presentation, can be found at BallyTech.com. Connect with Bally on Facebook, Twitter, YouTube, LinkedIn and Pinterest.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements.  The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —